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                     June 13, 2022

       Jessica Largent
       Chief Financial Officer
       Perpetua Resources Corp.
       405 S. 8th Street, Ste 201
       Boise, Idaho 83702

                                                        Re: Perpetua Resources
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 18,
2022
                                                            File No. 001-39918

       Dear Ms. Largent:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation